UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant	☐

Filed by a party other than the Registrant	☒

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TWO HARBORS INVESTMENT CORP.
(Name of Registrant as Specified In Its Charter)

UWM HOLDINGS CORPORATION

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

 PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED MAY 4, 2026

TWO HARBORS INVESTMENT CORP. STOCKHOLDERS:
WE URGE YOU TO VOTE “AGAINST” THE PROPOSED MERGER WITH CROSSCOUNTRY

May , 2026
Dear Two Harbors Stockholders:

The attached Proxy Statement and the enclosed BLUE Proxy Card are being furnished to you, the common stockholders of Two Harbors Investment Corp., a Maryland corporation (“TWO”), in connection with the solicitation of proxies by UWM Holdings Corporation for use at the special meeting of stockholders of TWO (including any adjournments, postponements, reschedulings or continuations thereof, the “special meeting”), relating to the proposed acquisition of TWO (the “Proposed CCM Merger”) by CrossCountry Intermediate Holdco, LLC, a Delaware limited liability company (“CCM”). In connection with the Proposed CCM Merger, TWO entered into an Agreement and Plan of Merger, dated as of March 27, 2026, as amended on April 28, 2026, by and among TWO, CCM and CrossCountry Merger Corp., a Maryland corporation and a wholly owned subsidiary of CCM.

We believe the Proposed CCM Merger is NOT in the best interests of TWO’s stockholders. We believe that TWO’s stockholders should be presented instead with the opportunity to consider and vote instead on the superior proposal we made to the Board on April 30, 2026 to acquire all outstanding shares of TWO. Under our proposal, for each share of TWO common stock, TWO stockholders can elect to receive $12.00 per share in cash (more than 6% higher than $11.30 offered by CCM in the Proposed CCM Merger) or 2.3328 shares of UWMC Class A common stock, with no cap or proration on the amount of cash. We urge TWO stockholders to tell the TWO Board (including by voting against, or granting us a proxy to vote against, the Proposed CCM Merger) that it must exercise its fiduciary duty to maximize value for its stockholders and negotiate in good faith with us. Accordingly, pursuant to the attached Proxy Statement, we are soliciting proxies from holders of shares of TWO’s common stock to vote “AGAINST” approving the Proposed CCM Merger.

The special meeting is scheduled to be held virtually via live webcast on May 19, 2026, beginning at 10:00 a.m., Eastern Time. Stockholders will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/TWO2026SM.

We recommend that you carefully consider the information contained in the attached Proxy Statement and then support our efforts by completing, signing, dating and promptly returning the enclosed BLUE Proxy Card today, or by voting “AGAINST” approving the Proposed CCM Merger via the Internet or by telephone according to the instructions provided on the enclosed BLUE Proxy Card.

If you have already voted for TWO’s proposals relating to the Proposed CCM Merger on TWO’s proxy card, you have every right to revoke such proxy card by (i) completing, signing, dating and returning a later dated BLUE Proxy Card, (ii) voting via the Internet or by telephone by following the instructions on the enclosed BLUE Proxy Card at www.okapivote.com/TWO or toll free at (844) 343-2621, (iii) submitting written notice of the revocation to TWO’s Corporate Secretary or (iv) attending the special meeting and voting your shares online.

Thank you for your support,
UWM Holdings Corporation

/s/ Adam Wolfe
Adam Wolfe
Secretary of the Board

     If you have any questions or need assistance in voting your BLUE Proxy Card, or need additional copies of UWM Holdings Corporation’s proxy materials, please contact:

1212 Avenue of the Americas, 17th Floor
New York, NY 10036
Banks and Brokerage Firms, Please Call: (212) 297-0720
Stockholders and All Others Call Toll-Free: (844) 343-2621
E-mail: info@okapipartners.com

SPECIAL MEETING OF STOCKHOLDERS
OF
TWO HARBORS INVESTMENT CORP.

TO BE HELD ON MAY 19, 2026

PROXY STATEMENT
OF
UWM HOLDINGS CORPORATION

SOLICITATION OF PROXIES IN OPPOSITION TO
THE PROPOSED ACQUISITION OF TWO HARBORS INVESTMENT CORP.
BY CROSSCOUNTRY INTERMEDIATE HOLDCO, LLC

 DATED MAY , 2026

This Proxy Statement (this “Proxy Statement”) and the enclosed BLUE proxy card are furnished by UWM Holdings Corporation, a Delaware corporation (“UWMC”, “we”, “our” or “us”), and UWM Acquisition I, LLC a wholly-owned subsidiary of UWMC (“Merger Sub”), in connection with our solicitation of proxies to be used at the special meeting (the “special meeting”) of stockholders of Two Harbors Investment Corp., a Maryland corporation (“TWO” or “Two Harbors”), to be held on May 19, 2026, at 10:00 a.m. Eastern Time, virtually at www.virtualshareholdermeeting.com/TWO2026SM, and at any adjournments or postponements thereof. This Proxy Statement and the enclosed BLUE Proxy Card are first being sent or given to stockholders on May , 2026.

We are furnishing this Proxy Statement to TWO stockholders in connection with the proposed acquisition of TWO (the “Proposed CCM Merger”) by CrossCountry Intermediate Holdco, LLC, a Delaware limited liability company (“CCM”). In connection with the Proposed CCM Merger, TWO entered into an Agreement and Plan of Merger (the “CCM Merger Agreement”), dated as of March 27, 2026, as amended on April 28, 2026, by and among TWO, CCM and CrossCountry Merger Corp., a Maryland corporation and a wholly owned subsidiary of CCM (“CCM Merger Sub”). Pursuant to the CCM Merger Agreement, CCM Merger Sub will merge with and into TWO, with TWO surviving as a wholly owned subsidiary of CCM. In connection with the entry into the CCM Merger Agreement, the Board terminated the Agreement and Plan of Merger dated December 17, 2025 (the “Terminated UWMC Merger Agreement”) that we previously entered into with TWO.

     As set forth more fully in this Proxy Statement, we urge TWO stockholders to OPPOSE the Proposed CCM Merger and vote “AGAINST” the Proposed CCM Merger. We believe the Proposed CCM Merger is NOT in the best interests of TWO’s stockholders.  We believe that TWO’s stockholders should have the opportunity to consider and vote instead on the superior proposal we made to the Board on April 30, 2026 to acquire all outstanding shares of TWO. Under our proposal, TWO stockholders can elect to receive, for each share of common stock of TWO (the “TWO Common Stock”), $12.00 per share in cash (more than 6% higher than $11.30 offered by CCM) or 2.3328 shares of Class A common stock of UWMC (the “UWMC Common Stock”) with no cap or proration on the amount of cash or the stock (the “UWMC Proposal”). We urge TWO stockholders to tell the TWO Board that it must exercise its fiduciary duty to maximize value for its stockholders and negotiate in good faith with us regarding the UWMC Proposal.

We are soliciting proxies from TWO’s stockholders to vote:

1.“AGAINST” a proposal to approve the Proposed CCM Merger, pursuant to which TWO will become a wholly owned subsidiary of CCM, and the other transactions contemplated by the CCM Merger Agreement (the “CCM Merger Proposal”);
2.“AGAINST” a non-binding advisory proposal to approve the compensation that may be paid or become payable to TWO’s named executive officers that is based on or otherwise relates to the Proposed CCM Merger (the “Compensation Proposal”); and
3.“AGAINST” a proposal to approve any adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or otherwise in connection with, the approval of the CCM Merger Proposal (the “Adjournment Proposal,” and together with the CCM Merger Proposal and the Compensation Proposal, the “Merger Proposals”).

TWO has set the record date for determining stockholders entitled to notice of and to vote at the special meeting as close of business on April 15, 2026 (the “Record Date”). Stockholders of record at the close of business on the Record Date will be entitled to vote at the special meeting. As of the Record Date, there were 105,046,333 shares of TWO Common Stock outstanding according to TWO’s definitive proxy statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 20, 2026 (“TWO’s proxy statement”). The principal executive offices of TWO are located at 1601 Utica Avenue South, Suite 900, St. Louis Park, Minnesota 55416.

     We urge you to complete, sign, date and promptly return the enclosed BLUE Proxy Card voting “AGAINST” the Merger Proposals.

This proxy solicitation is being made by UWMC and the other “Participants” named in Annex I, and not on behalf of the Board or management of TWO, or any other third party. Other than as described in this Proxy Statement, we are not aware of any other matters to be brought before the special meeting other than described herein. Should other matters be brought before the special meeting that we did not know about a reasonable time before the special meeting, the persons named as proxies in the enclosed BLUE Proxy Card will vote on such matters in accordance with their best judgment and in the manner they believe to be in the best interests of TWO to the extent permitted by Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

If you have already voted for TWO’s proposals relating to the Proposed CCM Merger on TWO’s proxy card, you have every right to revoke such proxy card by (i) completing, signing, dating and returning a later dated BLUE Proxy Card, (ii) voting via the Internet or by telephone by following the instructions on the enclosed BLUE Proxy Card at www.okapivote.com/TWO or toll free at (844) 343-2621, (iii) submitting written notice of the revocation to TWO’s Corporate Secretary or (iv) attending the special meeting and voting your shares online. Only the latest validly executed proxy that you submit will be counted.

For instructions on how to vote and other information about the proxy materials, see the “Questions and Answers About the Proxy Materials and special meeting” section below.

YOUR VOTE IS IMPORTANT. WE URGE YOU TO SUBMIT YOUR VOTE USING THE ENCLOSED BLUE PROXY CARD VIA THE INTERNET OR BY TELEPHONE AS SOON AS POSSIBLE. ALTERNATIVELY, YOU MAY COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. FOR ADDITIONAL INSTRUCTIONS FOR EACH OF THESE VOTING OPTIONS, PLEASE REFER TO THE ENCLOSED BLUE PROXY CARD.

If you have any questions or need assistance in voting your BLUE Proxy Card, or need additional copies of UWMC’s proxy materials, please contact our proxy solicitor, Okapi Partners (“Okapi”):

1212 Avenue of the Americas, 17th Floor
New York, NY 10036
Banks and Brokerage Firms, Please Call: (212) 297-0720
Stockholders and All Others Call Toll-Free: (844) 343-2621
E-mail: info@okapipartners.com

i

PROPOSAL 1

CCM MERGER PROPOSAL
You are being asked by TWO to approve the CCM Merger Proposal. It is a condition to the consummation of the Proposed CCM Merger that TWO’s stockholders approve the CCM Merger Proposal. For the reasons discussed in this Proxy Statement, we urge TWO’s stockholders to OPPOSE the Proposed CCM Merger and the approval of the CCM Merger Proposal. To that end, we are soliciting your proxy to vote “AGAINST” the CCM Merger Proposal.

We recommend that you demonstrate your opposition to the CCM Merger Proposal and send a message to the Board that the CCM Merger Proposal is NOT in the best interests of stockholders by using the enclosed BLUE Proxy Card to vote via the Internet or by telephone today. Alternatively, you may complete, sign, date and promptly return the enclosed BLUE Proxy Card in the postage-paid envelope provided.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Okapi, by calling (844) 343-2621 (Toll Free for stockholders) or (212) 297-0720 (Collect for Banks and Brokers), or by email at info@okapipartners.com.

REASONS TO VOTE “AGAINST” THE CCM MERGER PROPOSAL
The Proposed CCM Merger is inferior to the fully-financed UWMC Proposal that provides, at the election of the TWO stockholder, either $12.00 per share in cash or 2.3328 shares of UWMC Common Stock with no cap or proration on the amount of cash or stock. The Board has refused to negotiate with us and has rejected our prior revised offers, as described below under “Background of the Solicitation.” Notwithstanding the higher $12.00 per share cash offered by UWMC, on May 3, 2026, the TWO Board rejected UWMC’s superior offer. We believe that the TWO Board’s interpretation of the numbers do not reflect the underlying math. The fully financed $12.00 per share UWMC Proposal is clearly superior to $11.30 and provides a stock option on top of it, and the TWO Board is contorting itself with illogical arguments to suggest otherwise, preventing TWO stockholders from even the opportunity to receive significantly higher value.

The actions of the TWO Board are egregious and demonstrate it does not deserve TWO stockholder support for an inferior deal. TWO stockholders have one path to a superior value of $12 per share, which is to demand the TWO Board engage fairly and openly with UWMC and vote “AGAINST” the CCM Merger Proposal. The UWMC Proposal offers significantly greater value to you for your shares than the Proposed CCM Merger in every respect and provides the opportunity for TWO stockholders to benefit from post-closing value creation by the combined company. UWMC is soliciting proxies from TWO common stockholders in opposition to the Proposed CCM Merger and specifically “AGAINST” the CCM Merger Proposal, urging all TWO common stockholders to vote “AGAINST” the CCM Merger Proposal for the following reasons:

•A vote “AGAINST” the CCM Merger Proposal preserves your opportunity to receive the higher per share cash consideration provided by the UWMC Proposal and preserves your opportunity to receive shares of UWMC Common Stock.

Higher Cash Value. The UWMC Proposal delivers $12.00 per share in cash at each stockholder’s election, a 70-cent per share premium compared to the $11.30 per share cash consideration available under the CCM Merger Agreement. There is no measurement mechanic, no VWAP, no true-up, and no formula — holders who prefer cash will receive the full cash amount of $12.00 per share, full stop.
Option to Receive Stock; December 2025 Deal Value Preserved. TWO stockholders who prefer stock will receive 2.3328 shares of UWMC Common Stock per share of TWO Common Stock, preserving their ability to participate in pre or post-closing value creation by the combined company. The exchange ratio is unchanged from the Terminated UWMC Merger Agreement, which the Board determined superior in December 2025. At the December 16, 2025 closing price of UWMC Class A common stock of approximately $5.12 per share, the December 2025 transaction implied total consideration of approximately $11.94 per Two Harbors common share — a value the Board itself accepted. The UWMC Proposal preserves that same exchange ratio while providing, in the alternative, a cash election at $12.00 per share. We further note that the implied value attributed to UWMC Class A common shares by Two Harbors’ own financial advisor, Houlihan Lokey, in its December 2025 fairness opinion was $6.26 to $8.24 per UWMC common share, which would imply total consideration at 2.3328 shares of UWMC Common Stock of $14.61 to $19.22 per share of TWO Common Stock — substantially in excess of the $12.00 per share cash consideration.
Materially Stronger Committed Financing. Mizuho has agreed to increase its committed unsecured bridge facility supporting the cash consideration from $1.2 billion to $1.3 billion. The Mizuho commitment is unsecured and contains no financing condition, no ratings trigger, no collateral pool, no borrowing-base test, no advance-rate mechanic, and no market-conditioned funding contingency. The Mizuho commitment letter contains customary conditions, including the market standard “satisfactory due diligence” condition, but to address the TWO Board’s pretext claim, Mizuho has agreed to remove the closing condition. By contrast, based on the scant amount of publicly available information TWO and CCM have provided, the financing supporting the CCM Merger Agreement appears to rely on a secured, borrowing-base facility of the type customarily used to finance MSRs — a facility whose availability at closing is subject to collateral-value conditions and advance-rate volatility, introducing the possibility of an involuntary funding shortfall at closing under adverse market conditions. The UWMC Proposal therefore provides Two Harbors stockholders both higher consideration and materially greater certainty that the funds necessary to fund their election will, in fact, be available at closing.

Faster, More Certain Path to Closing. The regulatory and GSE approval workstreams developed under the Terminated Merger Agreement have largely been completed and remain available to be reactivated. UWMC believes the UWMC Proposal can be signed promptly and closed within approximately two to three months of signing — materially faster than the timeline contemplated under the CCM Merger Agreement, which, according to disclosure by Two Harbors, is targeted to close in the third quarter of 2026 and remains contingent on regulatory review processes that the parties to the CCM Merger Agreement are still pursuing.
Under the terms of the CCM Merger Agreement, the Board is only permitted to change its recommendation with respect to the Proposed CCM Merger or enter into an agreement with us prior to the approval of the Proposed CCM Merger by TWO common stockholders. This means that if the TWO common stockholders approve the CCM Merger Proposal, you will not have the opportunity to choose the higher value provided by the UWMC Proposal unless the CCM Merger Agreement is otherwise terminated. Time is of the essence! By voting “AGAINST” the CCM Merger Proposal, you will help to preserve your opportunity to choose the superior UWMC Proposal.

•UWMC stands ready to enter into a new merger agreement with TWO reflecting its value-maximizing transaction. A vote “AGAINST” the CCM Merger Proposal encourages the Board to negotiate with us regarding our SUPERIOR UWMC Proposal, which to date it has refused to do.
The Board has refused to engage with UWMC regarding the UWMC Proposal even though the terms of the CCM Merger Agreement permit TWO to engage in such discussions if the Board concludes that the UWMC Proposal “could” reasonably be expected to lead to a superior proposal. As described above, the UWMC Proposal is clearly financially superior and readily clears the low hurdle of an offer that “could” reasonably be expected to lead to a superior proposal.

By voting “AGAINST” the CCM Merger Proposal, you are sending a message that you expect the Board to act in YOUR best interest to maximize the value of your shares rather than squander the opportunity to receive the higher consideration available under the UWMC Proposal.

We oppose the Proposed CCM Merger on that basis and urge other stockholders to join us in doing so by voting “AGAINST” the CCM Merger Proposal on the BLUE Proxy Card.

Vote Required

According to TWO’s proxy statement, the approval of the CCM Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of TWO Common Stock entitled to vote thereon. If a quorum is present, abstentions and the failure to vote will have the same effect as a vote “AGAINST” the CCM Merger Proposal. TWO does not expect any broker non-votes at the special meeting because the proposals upon which stockholders will be voting are all “non-routine” matters, and your broker, bank or other nominee therefore cannot vote on these proposals without your instructions. Accordingly, if you do not return your broker’s, bank’s or other nominee’s voting form, do not provide voting instructions via the internet or telephone through your broker, bank or other nominee, if applicable, or do not attend the special meeting and vote virtually with a “legal proxy” from your broker, bank or other nominee, your shares will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, and your failure to vote will have the same effect as if you voted “AGAINST” the CCM Merger Proposal. Nevertheless, we urge stockholders to vote “AGAINST” the CCM Merger Proposal to make sure that their voices are heard and that there can be no doubt that stockholders stand in clear opposition to the Proposed CCM Merger.

We urge you to vote today using our BLUE Proxy Card. If you have already voted using TWO’s proxy card, you have every right to change your vote by (i) authorizing a later proxy by telephone or through the Internet prior to 11:59 p.m., Eastern Time, on May 18, 2026; (ii) filing with the Secretary of TWO, before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy card; (iii) duly executing a later dated proxy card relating to the same shares of TWO Common Stock and delivering it to the Secretary of TWO before the taking of the vote at the special meeting; or (iv) attending the special meeting and voting your shares of TWO Common Stock via the special meeting website. Only the latest validly executed proxy card that you submit will be counted; any proxy card may be revoked at any time prior to its exercise at the special meeting by following the instructions under “Can I change my vote or revoke my proxy?” in the “Questions and Answers About the Proxy Materials and special meeting” section of this Proxy Statement.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Okapi, by calling (844) 343-2621 (Toll Free for stockholders) or (212) 297-0720 (Collect for Banks and Brokers), or by email at info@okapipartners.com.

WE URGE YOU TO VOTE “AGAINST” THE CCM MERGER PROPOSAL

INFORMATION REGARDING THE UWMC PROPOSAL
UWMC and Merger Sub are seeking to negotiate a definitive agreement with TWO for the acquisition of TWO by UWMC and are prepared to begin such negotiations immediately. As described in more detail below under “Background of the Solicitation,” on April 30, 2026, UWMC sent to the Board the UWMC Proposal and a proposed new merger agreement . If a merger agreement is entered into with TWO, and subject to the terms and conditions contained therein, TWO would merge with and into Merger Sub. At the effective time of the merger, the separate corporate existence of TWO would cease and Merger Sub would continue as the surviving company as an indirect, wholly owned subsidiary of UWMC.

You are not being asked to vote on the UWMC Proposal or a merger agreement at this time and this Proxy Statement is not a solicitation of proxies in connection with the UWMC Proposal or a merger agreement. If the Board accepts the UWMC Proposal and we enter into a merger agreement with TWO, TWO will solicit proxies for the approval of a merger agreement with UWMC at that time. We believe that TWO’s stockholders should have the opportunity to consider the superior UWMC Proposal. Accordingly, pursuant to this Proxy Statement, we are soliciting proxies from holders of shares of TWO Common Stock to vote “AGAINST” approving the CCM Merger Proposal.

THIS PROXY STATEMENT RELATES SOLELY TO THE SOLICITATION OF PROXIES WITH RESPECT TO THE PROPOSED CCM MERGER AND IS NOT A SOLICITATION OF PROXIES WITH RESPECT TO THE UWMC PROPOSAL

BACKGROUND OF THE SOLICITATION
The following chronology summarizes the key meetings and events that led to the filing of this Proxy Statement. This chronology does not purport to catalogue every conversation of or among members of the Two Harbors Board, Two Harbors’ representatives, UWMC’s representatives and other parties. This chronology summarizes the key meetings and events following the signing of the Terminated UWMC Merger Agreement on December 17, 2025. A summary of the key meetings and events that led to the signing of the Terminated UWMC Merger Agreement is contained in Two’s proxy statement.
In the evening of December 17, 2025, a representative of Jones Day notified representatives of UWMC and Greenberg Traurig that Two Harbors had received an unsolicited letter from CCM and provided a redacted copy thereof in the transmittal.
On January 27, 2026, TWO and UWMC filed notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with respect to the transactions contemplated by the Terminated UWMC Merger Agreement.
Also on January 27, 2026, UWMC filed with the SEC a registration statement on Form S-4 (the “Registration Statement”), which included a preliminary proxy statement of TWO and constituted a prospectus of UWMC.
On February 9, 2026, the SEC declared the Registration Statement effective.
On February 12, 2026, TWO and UWMC filed the definitive proxy statement/prospectus with the SEC, and, in connection with a special meeting of stockholders scheduled to be held on March 16, 2026 to approve the proposed UWMC merger, TWO commenced mailing the definitive proxy statement/prospectus to its stockholders of record as of February 10, 2026.
On February 25, 2026, the waiting period under the HSR Act, expired with respect to the transactions contemplated by the Terminated UWMC Merger Agreement.
On March 16, 2026, TWO convened its special meeting of stockholders and then, at the request of UWMC, adjourned it in order to provide additional time for stockholders to vote and to solicit additional proxies to vote in favor of TWO’s acquisition by UWMC. The special meeting was adjourned until March 24, 2026.
On March 17, 2026, representatives of Jones Day provided to representatives of UWMC and Greenberg Traurig written notice of the receipt by TWO of a proposal from CCM to acquire 100% of the equity interests in Two Harbors for $10.70 per share in cash (the “March 17 CCM Proposal”), including a copy of such proposal setting forth the material terms and conditions thereof.
On March 19, 2026, TWO publicly announced that the Two Harbors Board had received the unsolicited March 17 CCM Proposal.
Also on March 20, 2026, UWMC submitted a revised proposal letter (the “March 20 UWMC Proposal”) to TWO, proposing to add a certain amount of cash to their initial bid. In particular, UWMC would contribute cash in an amount equal to the difference, if any, between (a) $10.71 per share of TWO Common Stock and (b) the product of (1) 2.3328 and (2) the trailing 10-day volume weighted average price (“VWAP”) of UWMC Class A Common Stock on the third business day prior to closing. The aggregate cash consideration payable under the March 20 UWMC Proposal was subject to a maximum amount of $2.00 per share, or $212.8 million in the aggregate. The March 20 UWMC Proposal was conditioned on the Two Harbors Board determining that the proposal was superior to the March 17 CCM Proposal and reiterating its support for a transaction with UWMC.
On March 21, 2026, representatives of Jones Day delivered notice of the Ad Hoc Committee’s determination that the March 17 CCM Proposal constituted a “Company Superior Proposal” to UWMC and

Greenberg Traurig, commencing a three business day match right period, which would expire at 11:59 a.m. Eastern Time on March 25, 2026. As part of this notice, TWO requested that UWMC provide additional information to facilitate the Board’s evaluation of the March 20 UWMC Proposal, including a complete draft of proposed amendments to the Terminated UWMC Merger Agreement reflecting the proposed consideration structure and information detailing how UWMC intended to finance the cash portion of the total consideration contemplated by the proposal.
During the match right period, UWMC had the opportunity to propose revisions to the terms of the Terminated UWMC Merger Agreement for TWO’s consideration. Pursuant to the terms of the Terminated UWMC Merger Agreement, TWO, together with its legal and financial advisors, were required to engage in good faith negotiations with UWMC with respect to any such proposed revisions. However, neither the TWO Board nor its advisors engaged in negotiations with UWMC regarding the March 20 UWMC Proposal, or any of the other UWMC revised proposals described below.
On March 22, 2026, representatives of Jones Day provided to representatives of UWMC and Greenberg Traurig written notice of the receipt by TWO of a proposal from Company A that proposed alternative acquisition transactions, including a cash offer of $10.75 per share or, alternatively, a stock-for-stock reverse merger in which Company A would merge with and into TWO (after which TWO stockholders would own approximately 16.1% of the combined company), plus payment of the $25.4 million termination fee that TWO would be required to pay to UWMC upon termination of the Terminated UWMC Merger Agreement (the “March 22 Company A Proposal”), including a copy of such proposal setting forth the material terms and conditions thereof.
Also on March 22, 2026, UWMC submitted a revised proposal to the Board (the “March 22 UWMC Proposal”). The March 22 UWMC Proposal was accompanied by a draft amendment to the Terminated UWMC Merger Agreement, a certificate from UWMC’s Chief Financial Officer detailing UWMC’s liquidity resources and a conformed copy of the Terminated UWMC Merger Agreement reflecting the proposed amendments. The March 22 UWMC Proposal reiterated the financial terms of the March 20 UWMC Proposal.
On March 23, 2026, TWO issued a press release announcing that the Ad Hoc Committee had determined that the March 17 CCM Proposal constituted a “Company Superior Proposal” under the Terminated UWMC Merger Agreement, disclosing the unsolicited Company A Proposal at $10.75 per share and ongoing discussions with UWMC, and postponing the special meeting of stockholders to April 7, 2026 in order to provide time for stockholders to fully evaluate the new material developments.
On March 23, 2026, a representative of UWMC and Houlihan Lokey had a phone call where the UWMC representative indicated that UWMC would be submitting a revised proposal and indicated that UWMC would be willing to discuss revising the VWAP that had been originally contemplated. However, Houlihan Lokey stated it was in listening mode and did not engage in any negotiations. Again, notwithstanding the reach out by UWMC, neither the TWO Board nor its advisors engaged in any negotiations with UWMC regarding its proposal.
On March 24, 2026, representatives of Jones Day delivered a notice to representatives of UWMC and Greenberg Traurig of a revised proposal that TWO received on behalf of CCM which increased the proposed purchase price that CCM would pay to a fixed all-cash purchase price of $10.80 per share of TWO Common Stock (the “March 24 CCM Proposal”). Because the March 24 CCM Proposal constituted a material modification to the financial terms of CCM’s Company Competing Proposal previously communicated to UWMC, the notice commenced a new 24-hour match right period under the Terminated UWMC Merger Agreement.
On March 24, 2026, a representative of UWMC communicated via text message to Houlihan Lokey indicating his interest in speaking about the revised March 24 CCM Proposal and the forthcoming March 24 UWMC Proposal. Houlihan Lokey did not return the text message or call the representative of UWMC.
Later on March 24, 2026, UWMC submitted a further revised proposal to TWO (the “March 24 UWMC Proposal”). The March 24 UWMC Proposal proposed that UWMC would contribute cash in an amount equal to the difference, if any, between (a) $10.95 per share of TWO common stock and (b) the product of (1) 2.3328 and (2) the trailing 10-day volume weighted average price of UWMC Class A Common Stock on the third business day prior to closing. The March 24 UWMC Proposal did not include a cap on the total cash consideration. UWMC stated in it that the March 24 UWMC Proposal provided a “cash equivalency” to TWO stockholders and detailed the numerous benefits such proposal would yield to the TWO stockholders. The accompanying letter from UWMC also stated that TWO had failed to comply with various obligations it had under the Terminated UWMC Merger Agreement, including with respect to the non-solicitation, proxy solicitation and good faith negotiation provisions, and violations of various covenants of TWO in the Terminated UWMC Merger Agreement relating to TWO’s Stockholder Meeting to approve the UWMC Merger and reserved UWMC’s rights to pursue a hostile offer or other remedies if TWO were to accept the March 24 CCM Proposal or the March 24 Company A Proposal.
The TWO Board or its representatives did not engage in negotiations with UWMC or its representatives after UWMC submitted the March 24 UWMC Proposal.
On March 25, 2026 representatives of Houlihan asked if UWMC had updated management projections, and if so, requested that UWMC provide them. In response, UWMC stated that it had not updated its projections that were provided as part of the due diligence process in December and included in the prior proxy materials, but did update assumptions used to prepare the UWMC projections and provided updated guidance for the first quarter of 2026 and the full fiscal year which indicated that UWMC has performed in line with its projections for 2026 and in many ways was performing better than contained in the projections. In addition, TWO provided updated projections to UWMC, which are disclosed in TWO’s proxy statement.
On March 25, 2026, UWMC sent TWO a document preservation notice, requiring the preservation of all documents and communications potentially relevant to certain claims and any related disputes of UWMC under the Terminated UWMC Merger Agreement. Also on March 25, 2026, representatives of Willkie Farr & Gallagher LLP (“Willkie”), as counsel to TWO, delivered a letter to UWMC’s counsel rejecting UWMC’s assertions and likewise requested that UWMC comply with the same document preservation notice sent to TWO.
On March 27, 2026, TWO and CCM entered into the CCM Merger Agreement, pursuant to which CCM would acquire all of the outstanding shares of TWO Common Stock for $10.80 per share in cash. On March 27, 2026, UWMC received a notice of termination from Two Harbors terminating the Terminated UWMC Merger Agreement. The special meeting of stockholders to approve the proposed UWMC merger, which had been rescheduled to be held on April 7, 2026, was canceled. On March 31, 2026, following which CCM paid the termination fee of $25.4 million to UWMC on behalf of TWO.
On April 20, 2026, UWMC submitted a revised proposal to the Board (the “April 20 Proposal”). The April 20 Proposal was accompanied by a new merger agreement, reflecting changes to the Terminated UWMC Merger Agreement. The April 20 Proposal offered each holder of TWO Common Stock, on a share-by-share basis, with no cap, no proration, and no forced allocation, the complete choice to receive as consideration either (1) $11.30 in cash (a $0.50 premium to the $10.80 per share that CCCM was then offering) or 2.3328 shares of UWMC Common Stock, the same fixed exchange ratio the TWO Board determined superior in December 2025 when it signed the all-stock Terminated UWMC Merger Agreement with UWMC at that exchange ratio.
The letter from UWMC to the TWO Board accompanying the April 20 Proposal read:
To the Members of the Two Harbors Board of Directors (the “Board”):
Reference is made to that certain Agreement and Plan of Merger, dated as of December 17, 2025 (the “Terminated Merger Agreement”), by and among UWM Holdings Corporation (“UWMC”), UWM Acquisitions 1, LLC (“Merger Sub”) and Two Harbors Investment Corp. (“Two Harbors”) and to that certain Agreement and Plan of Merger dated as of March 27, 2026 (the “CrossCountry Merger Agreement”) by and among CrossCountry Intermediate Holdco, LLC (“CrossCountry”), CrossCountry Merger Corp. and Two Harbors. Capitalized terms used but not defined herein have the meanings set forth in the Terminated Merger Agreement.

We refer further to (i) our offer of March 20, 2026 (the “March 20 Offer”); (ii) our revised offer of March 24, 2026 (the “March 24 Offer”), which introduced the “Cash True-Up” mechanism establishing a floor of $10.95 per Two Harbors common share; and (iii) the Board’s determination, as reflected in Two Harbors’ preliminary proxy statement filed with the SEC on April 10, 2026, not to accept the March 24 Offer (the “Preliminary Proxy”). We have carefully considered the rationale set forth by the Board in the Preliminary Proxy in connection with that determination, including observations concerning the trailing ten-day volume-weighted average price measurement mechanic used to calculate the Cash True-Up. While we respectfully disagree that the measurement mechanic provides any principled basis for rejection (it is a pricing convention, not an economic term, and volatility in the underlying share price cuts in both directions as proved by the simulation performed by Houlihan Lokey and disclosed in the proxy statement), we have determined, in the interest of bringing this matter to a value-maximizing conclusion for Two Harbors’ stockholders, to revise our proposal in a manner that removes the Board’s stated concerns entirely.
Enclosed herewith is a Merger Agreement (the “Revised Merger Agreement”), which is substantially similar to the Terminated Merger Agreement, as well as a marked version showing changes to the Terminated Merger Agreement reflecting the terms of our revised proposal described below (the “April 20 Proposal”). This April 20 Proposal (as well as the Revised Merger Agreement) supersedes the March 22 Offer, the March 24 Offer and the Terminated Merger Agreement in their entirety.
The April 20 Proposal
UWMC hereby proposes that each holder of Two Harbors common stock outstanding immediately prior to the Effective Time be entitled to elect to receive, at such holder’s option and in respect of each share of Two Harbors common stock held, either (i) $11.30 in cash (the “Cash Consideration”), payable at Closing, or (ii) 2.3328 shares of UWMC Class A common stock (the “Equity Consideration”), being the same fixed exchange ratio set forth in the Terminated Merger Agreement and determined superior by the Board in December 2025 to the offers made by CrossCountry at that time (as well as the offer accepted by the Board as contemplated by the CrossCountry Merger Agreement). UWMC will also bear the full economic impact of the Termination Fee, such that Two Harbors stockholders receive the full $11.30 per share in cash, without reduction or offset.
Each Two Harbors common stockholder will make its election on a share-by-share basis, and there will be no cap on the aggregate amount of Cash Consideration payable by UWMC, no proration, and no forced allocation among electing holders. For the avoidance of doubt, stockholders can choose a mix of the two versus one or the other. Any Two Harbors common stockholder who does not make a timely election will receive the Equity Consideration by default. The mechanics by which holders will make their elections are set forth in the Revised Merger Agreement. Election materials will be distributed to holders of record as of an election record date, with a customary election deadline set in relation to the Closing Date. We expect these mechanics to be substantially identical to election mechanics used in other comparable public-company transactions that provide for cash-or-stock elections.
Our April 20 Proposal is superior to the consideration that would be received by Two Harbors Stockholders under the Cross Country Merger Agreement in every material respect:
Higher Cash Value. The April 20 Proposal delivers $11.30 per share in cash at each stockholder’s election, a 50-cent per share premium compared to CrossCountry’s $10.80 per share. Unlike the March 24 Offer’s Cash True-Up mechanic, the April 20 Proposal eliminates any VWAP-based measurement: holders who prefer cash will receive the full cash amount of $11.30 per share in cash, full stop.
Option to Receive Stock. Holders who prefer stock will receive the full number of UWMC Class A Common Stock based on the 2.3328 exchange ratio, thereby preserving their ability to participate in post-Closing value creation by the combined company.

There will be no cap, no proration, and no forced allocation and every Two Harbors stockholder will receive the consideration which that stockholder elects, with respect to each Two Harbors share that such stockholder owns and can choose a mix of the two should they desire.
Eliminated VWAP Concerns Referenced in the Board’s Stated Rejection. The April 20 Proposal directly addresses the concerns articulated by the Board in the Preliminary Proxy. Rather than provide a Cash True-Up which was calculated based on a ten-day VWAP, the April 20 Proposal offers Two Harbors stockholder a fixed cash alternative at $11.30 per share. Stockholders have two clear options, they may elect, for each share of TWO stock owned, either 2.3328 shares of UWMC Class A common stock or they may select $11.30 in cash. Consequently, any concern that the Board had with respect to potential volatility of UWMC’s Class A Common Stock is now moot.
Preserves Ability to Realize Post-Closing Value Appreciation. As stated in Two Harbors’ proxy statement in connection with the Terminated Merger Agreement, a key benefit identified by the Two Harbors Board as one of the “Reasons for the Merger” was that “the stock-for-stock merger structure will enable Two Harbors common stockholders to participate in post-closing value creation by the combined company.” Holders who elect the Equity Consideration under the April 20 Proposal retain that benefit in full. We note that the implied value attributed to UWMC Class A common shares by Two Harbors’ own financial advisor, Houlihan Lokey, based on their analysis included in their December 2025 fairness opinion, was $6.26 to $8.24 per UWMC common share, which would imply total consideration at the Exchange Ratio of $14.56 to $19.22 per Two Harbors common share. Since that date, UWMC has performed in line with its projections for 2026 that were previously provided to Two Harbors and included in the Proxy Statement mailed to Two Harbors Stockholders in connection with the Terminated Merger Agreement. We also note that the consensus stock price target for UWMC stock across our research analyst coverage universe remains unchanged at $6.00. At both the current average analyst price target and the valuation ascribed by Houlihan Lokey in its December 2025 fairness opinion, the implied value of the Equity Consideration continues to exceed $11.30 per share by a meaningful margin (but again, stockholders can choose to elect the Cash Consideration should they so wish).
The CrossCountry Merger Agreement Carries Significant Execution Risk; Value Should Be Assessed on a Present-Value Basis. As your advisors have confirmed, the CrossCountry Merger Agreement requires a full regulatory review and approval process, which is anticipated to take approximately two fiscal quarters to complete. That extended timeline introduces uncertainty, execution and completion risk, and the time value of deferred proceeds. On a present-value basis assuming a six-month delay, the headline $10.80 per share becomes approximately $10.22 per share, or roughly 9.5% below the $11.30 per share cash option under the April 20 Proposal. The April 20 Proposal is capable of being voted on by Two Harbors’ stockholders and receive the limited remaining regulatory approvals that have not been already obtained on a considerably faster timeline due to the significant work that was done pursuant to the Terminated Merger Agreement.
Materially Superior Financing. In addition to providing higher consideration to Two Harbors stockholders, the April 20 Proposal provides Two Harbors stockholders more certainty that the funds necessary for closing will be available at closing. UWMC has the ability to close the transaction without requiring any third-party cash sources, as UWMC can fund the full amount of the Cash Consideration (assuming 100% cash election by Two Harbors stockholders) and all other transaction expenses from its cash on hand and current liquidity sources. Consequently, our proposal is not subject to any financing conditions. To provide even more certainty in its ability to fund the entire Cash Consideration, assuming 100% cash election by TWO Harbors stockholders and all other transaction expenses, UWMC will have a committed, unsecured acquisition financing arrangement from a leading global financial institution. Our financing is unsecured; it does not depend on any collateral pool, borrowing base, advance-rate mechanic, market-value test, or hedge performance. By contrast, based on publicly available information, CrossCountry's financing appears to rely on the type of secured, borrowing-base facility customarily used in MSR acquisitions — subject to collateral-value conditions and advance-rate volatility. These conditions introduce the possibility of an involuntary funding shortfall at closing under adverse market conditions.
We urge the Board to engage with us in good faith regarding the April 20 Proposal, which has been structured specifically to respond to the concerns the Board has articulated. Our advisors are standing by to discuss the Revised Merger Agreement, the election mechanics, and the supporting financing arrangements at the Board’s convenience.
We believe, and we expect the Board will agree upon careful review, that the April 20 Proposal represents the most valuable, most certain, and most executable outcome available to Two Harbors and its stockholders.
We remain confident that the Merger and the other Transactions contemplated by the Revised Merger Agreement, represent a superior transaction for Two Harbors and its stockholders, from valuation, certainty, timing, and financing standpoints, than the transactions and contingencies contemplated by the CrossCountry Merger Agreement. We expect that you will consider this April 20 Proposal under and in accordance with the terms of the CrossCountry Merger Agreement, including Section 6.3 thereof. The current CrossCountry offer continues to provide inferior value in every respect for Two Harbors stockholders. We again urge you to consider our April 20 Proposal, which you are permitted to do under the CrossCountry Merger Agreement and required to do in the exercise of your fiduciary duties under applicable law .We urge the Board to take into account the factors described above and to determine that the April 20 Proposal constitutes a Company Superior Proposal under the CrossCountry Merger Agreement.
We respectfully request your response no later than 5:00 p.m. E.S.T on April 22, 2026.
We are prepared to execute the Revised Merger Agreement promptly and look forward to your response.
Sincerely,
UWM HOLDINGS CORPORATION
By: /s/ Mat Ishbia________________________________
Name: Mat Ishbia
Title: Chairman and Chief Executive Officer
***
     On April 23, 2026, representatives of Jones Day delivered to Greenberg Traurig questions regarding the April 20 Proposal to clarify and understand the terms and conditions of the April 20 Proposal. On April 24, 2026, representatives of Greenberg Traurig delivered to representatives of Jones Day responses to the questions along with a signed, committed financing letter for an unsecured bridge facility of up to $1.2 billion from Mizuho Bank, Ltd. (the “Mizuho Facility”). The April 24, 2026 response noted that the Mizuho Facility was sufficient to fund 100% of the cash consideration of the April 20 Proposal, while UWMC has more than sufficient cash on hand to fund the CCM termination fee and all transaction costs. The response also noted that the Mizuho Facility is not conditioned on ratings triggers or further market developments, and contains no financing contingency.

Following the submission of the responses on April 24, 2026, no representatives of TWO reached out to any representatives of UWMC to request an improved offer or provide any feedback at all to UWMC on its April 20 Proposal. As UWMC had not heard from the TWO Board or its advisors, on April 27, 2026 a representative of Greenberg Traurig reached out to a representative of Jones Day on April 27, 2026 to determine the status. The representative from Jones Day merely said that the TWO Board and its advisors were evaluating the April 20 Proposal and the responses. Rather than engage in negotiations with UWMC, on April 28, 2026, TWO announced the entry into an amendment to the CCM Merger Agreement pursuant to which CCM increased the per-share cash consideration payable to TWO common stockholders to $11.30, matching the cash portion of the April 20 Proposal.

On April 30, 2026, UWMC submitted a revised proposal to the Board which increased the per-share cash consideration of the April 20 Proposal from $11.30 to $12.00 (the “April 30 Proposal”). The April 30 Proposal retained the ability of TWO stockholders to elect to receive 2.3328 shares of UWMC Common Stock if they wished. In addition, UWMC sent a revised Mizuho Facility, increasing the amount from $1.2 billion to $1.3 billion, again which is sufficient to fund the increased cash consideration.

The letter from UWMC to the TWO Board accompanying the April 30 Proposal read:
To the Members of the Two Harbors Board of Directors (the “Board”):
Reference is made to (i) that certain Agreement and Plan of Merger, dated as of December 17, 2025 (the “Terminated Merger Agreement”), by and among UWM Holdings Corporation (“UWMC”), UWM Acquisitions 1, LLC (“Merger Sub”) and Two Harbors Investment Corp. (“Two Harbors”); (ii) that certain Agreement and Plan of Merger, dated as of March 27, 2026 (the “CrossCountry Merger Agreement”), by and among CrossCountry Intermediate Holdco, LLC (“CrossCountry”), CrossCountry Merger Corp. and Two Harbors; and (iii) the Amendment to the CrossCountry Merger Agreement announced by Two Harbors and CrossCountry on April 28, 2026 (the “April 28 Amendment”), increasing the per-share cash consideration payable to Two Harbors stockholders thereunder to $11.30 per share. Capitalized terms used but not defined herein have the meanings set forth in the Terminated Merger Agreement.
We refer further to (i) our offer of April 20, 2026 (the “April 20 Proposal”), under which UWMC offered each Two Harbors common stockholder, at such holder’s election and on a share-by-share basis with no cap, no proration, and no forced allocation, either (A) $11.30 in cash or (B) 2.3328 shares of UWMC Class A common stock, with UWMC bearing the full economic impact of the CrossCountry termination fee; (ii) the Board’s clarifying questions of April 23, 2026; (iii) our detailed responses of April 24, 2026 (the “April 24 Response”), enclosing executed committed financing in the form of an unsecured bridge facility of up to $1.2 billion from Mizuho Bank, Ltd.; and (iv) the Board’s determination, as reflected in the April 28 Amendment, not to deem the April 20 Proposal a Company Superior Proposal under the CrossCountry Merger Agreement.
We have carefully reviewed the April 28 Amendment and the Board’s accompanying public statements. We respectfully observe that the April 28 Amendment matches only the headline cash figure of the April 20 Proposal — without acknowledging that the April 20 Proposal also offered Two Harbors stockholders the option to elect UWMC Class A common stock at a fixed exchange ratio that the Board itself determined superior in December 2025, and without confronting the materially stronger financing position underlying our cash consideration. We further observe that the Board’s communications to its stockholders to date have characterized the April 20 Proposal in terms that, in our view, do not accurately reflect either the structure or the certainty of the consideration we offered. To eliminate any ambiguity going forward, UWMC will be filing a Current Report on Form 8-K describing the precise terms of our prior proposal and the revised proposal set forth below.
Notwithstanding the foregoing, and in the continued interest of bringing this matter to a value-maximizing conclusion for Two Harbors stockholders, we are prepared to submit a revised proposal that increases the cash consideration available to Two Harbors stockholders, increases the committed financing supporting that consideration, and continues to offer Two Harbors stockholders the ability to elect UWMC Class A common stock if they wish to participate in the future of the combined company.
Enclosed herewith is a revised Merger Agreement (the “Revised Merger Agreement”), as well as a marked version showing changes to the Terminated Merger Agreement reflecting the terms of our revised proposal described below (the “April 30 Proposal”). The April 30 Proposal (as well as the Revised Merger Agreement) supersedes the April 20 Proposal, the March 24 Offer, the March 22 Offer and the Terminated Merger Agreement in their entirety.
The April 30 Proposal
UWMC hereby proposes that each holder of Two Harbors common stock outstanding immediately prior to the Effective Time be entitled to elect to receive, at such holder’s option and in respect of each share of Two Harbors common stock held, either (i) $12.00 in cash (the “Cash Consideration”), payable at Closing, or (ii) 2.3328 shares of UWMC Class A common stock (the “Equity Consideration”), being the same fixed exchange ratio set forth in the Terminated Merger Agreement and determined superior by the Board in December 2025 to the offers made by CrossCountry at that time. UWMC will continue to bear the full economic impact of the CrossCountry termination fee pursuant to the terms of the March 27, 2026 Merger Agreement. Any additional (and improper) termination fees due under the April 28 Amendment will be the responsibility of TWO to pay to CCM.
Each Two Harbors common stockholder will make its election on a share-by-share basis, and there will be no cap on the aggregate amount of Cash Consideration payable by UWMC, no proration, and no forced allocation among electing holders. For the avoidance of doubt, stockholders may choose a mix of the two versus one or the other. Any Two Harbors common stockholder who does not make a timely election will receive the Equity Consideration by default. The election mechanics set forth in the Revised Merger Agreement are substantially identical to election mechanics used in other comparable public-company transactions providing for cash-or-stock elections.
The April 30 Proposal is superior to the consideration that would be received by Two Harbors stockholders under the CrossCountry Merger Agreement (as amended by the April 28 Amendment) in every material respect:
•Higher Cash Value. The April 30 Proposal delivers $12.00 per share in cash at each stockholder’s election, a 70-cent per share premium compared to the $11.30 per share cash consideration available under the April 28 Amendment. There is no measurement mechanic, no VWAP, no true-up, and no formula — holders who prefer cash will receive the full cash amount of $12.00 per share, full stop.
•Option to Receive Stock; December 2025 Deal Value Preserved. Holders who prefer stock will receive 2.3328 shares of UWMC Class A common stock per Two Harbors share, preserving their ability to participate in pre- or post-Closing value creation by the combined company. The exchange ratio is unchanged from the Terminated Merger Agreement, which the Board determined superior in December 2025. At the December 16, 2025 closing price of UWMC Class A common stock of approximately $5.12 per share, the December 2025 transaction implied total consideration of approximately $11.94 per Two Harbors common share — a value the Board itself accepted. The April 30 Proposal preserves that same exchange ratio while providing, in the alternative, a cash election at $12.00 per share. We further note that the implied value attributed to UWMC Class A common shares by Two Harbors’ own financial advisor, Houlihan Lokey, in its December 2025 fairness opinion was $6.26 to $8.24 per UWMC common share, which would imply total consideration at the Exchange Ratio of $14.61 to $19.22 per Two Harbors common share — substantially in excess of the $12.00 per share Cash Consideration.
•Materially Stronger Committed Financing. Concurrent with the delivery of this letter, Mizuho has agreed to increase its committed unsecured bridge facility supporting the Cash Consideration from $1.2 billion to $1.3 billion. The Mizuho commitment remains unsecured and contains no financing condition, no ratings trigger, no collateral pool, no borrowing-base test, no advance-rate mechanic, and no market-conditioned funding contingency. By contrast, based on the scant amount of publicly available information TWO and CCM have provided, the financing supporting the CrossCountry Merger Agreement appears to rely on a secured, borrowing-base facility of the type customarily used to finance MSRs — a facility whose availability at closing is subject to collateral-value conditions and advance-rate volatility, introducing the possibility of an involuntary funding shortfall at closing under adverse market conditions. The April 30 Proposal therefore provides Two Harbors stockholders both higher consideration and materially greater certainty that the funds necessary to fund their election will, in fact, be available at closing.
•Faster, More Certain Path to Closing. As described in the April 24 Response, the regulatory and GSE approval workstreams developed under the Terminated Merger Agreement have largely been completed and remain available to be reactivated. UWMC believes the April 30 Proposal can be signed promptly and closed within approximately two to three months of signing — materially faster than the timeline contemplated under the CrossCountry Merger Agreement, which (per Two Harbors’ own April 28 disclosures) is targeted to close in the third quarter of 2026 and remains contingent on regulatory review processes that the parties to the CrossCountry Merger Agreement are still pursuing.

We respectfully but emphatically express the following concerns regarding the Board’s process to date:
•Failure to Engage with a Reasonably Capable Superior Proposal. The Board’s April 28 announcement does not, to our knowledge, identify the April 20 Proposal as constituting, or being reasonably capable of leading to, a Company Superior Proposal under Section 6.3 of the CrossCountry Merger Agreement — notwithstanding that the April 20 Proposal offered (i) cash consideration that the Board has now itself caused CrossCountry to match and (ii) an additional equity election that no all-cash CrossCountry transaction could provide. We are not aware of the Board having engaged with UWMC or our advisors at any point during the period between our April 24 Response and the April 28 Amendment, despite our explicit availability and the fact that our financing was committed (with written confirmation provided) and our regulatory path established.
•Mischaracterization of the April 20 Proposal. The Board’s public communications regarding the April 20 Proposal have, in our view, materially understated the certainty of the cash election and the strength of our financing. Statements suggesting that the April 20 Proposal was subject to financing conditions or otherwise lacked certainty of value are inconsistent with the executed Mizuho commitment delivered with our April 24 Response, with our $402 million of unrestricted cash on hand as of March 31, 2026, with the additional $500 million undrawn facility from SFS Holdings Corp., and with the unequivocal statement in the Revised Merger Agreement that closing is not conditioned on financing. UWMC will, as noted, be filing a Current Report on Form 8-K to ensure that Two Harbors stockholders have a clear, unmediated view of the actual terms of our proposal.
•Provisions Designed to Entrench.  The April 28 Amendment includes additional provisions that, in our view, appear designed to entrench the Board and management rather than to maximize stockholder value, including increasing the total termination fee payable by us by $24.6 million and a new closing condition that gives the Two Harbors management the ability to delay closing until all Business Permits relating to Two Harbors’ mortgage origination and servicing business have been obtained. UWMC’s regulatory path under the Terminated Merger Agreement contemplated UWMC’s option of pursuing certain state approvals post-Closing, with UWMC seeking pre-Closing confirmation of a no-action position to close from the applicable regulators, consistent with customary practice. That structure allowed Two Harbors stockholders to receive their consideration faster with more certainty; the April 28 Amendment’s insistence on pre-Closing receipt of those same approvals introduces avoidable execution risk that we believe benefits no party other than incumbent management and introduces potential delays in delivery of consideration to the Two Harbors stockholders.
•Unaddressed Performance Issues. The April 28 Amendment, the Board’s stated rationale for it, and the recent Two Harbors first-quarter 2026 disclosures, taken together, do not appear to address — or even acknowledge — the substantial decline in book value over recent periods or the material reduction in management’s projections from the December 2025 proxy statement to the more recent disclosures. Each of these is a matter of significant concern to Two Harbors stockholders and informs our view of the comparative value proposition presented by the April 30 Proposal versus the April 28 Amendment.
We urge the Board to engage with us in good faith regarding the April 30 Proposal. The April 30 Proposal has been structured to remove every concern the Board has previously articulated: the cash consideration is fixed at a price superior to the headline of the April 28 Amendment; the financing is committed, unsecured, and free of any contingency; the regulatory path is established; and the option to receive UWMC Class A common stock is preserved at the same fixed exchange ratio the Board itself once determined superior. Our advisors are standing by to discuss the Revised Merger Agreement, the election mechanics, and the supporting financing arrangements at the Board’s convenience.
We believe, and we expect the Board will agree upon careful review, that the April 30 Proposal represents the most valuable, most certain, and most executable outcome available to Two Harbors and its stockholders. We again urge the Board to consider the April 30 Proposal, which the Board is permitted to do under the CrossCountry Merger Agreement (as amended by the April 28 Amendment) and required to do in the exercise of its fiduciary duties under applicable law. We urge the Board to take into account the factors described above and to determine that the April 30 Proposal constitutes a Company Superior Proposal under the CrossCountry Merger Agreement.
We respectfully request your response no later than 12:00 noon E.S.T. on May 4, 2026. Should you require more time than that to consider what is clearly a superior proposal, please advise and we will take it into consideration.
We are prepared to execute the Revised Merger Agreement promptly and look forward to your response.
Sincerely,

UWM HOLDINGS CORPORATION

By: Mat Ishbia____________________________________
Name: Mat Ishbia
Title: Chairman and Chief Executive Officer
***
In addition, on April 30, 2026, UWMC issued a press release containing the following letter from UWMC to TWO stockholders outlining the reasons why UWMC’s new $12 per share offer is clearly superior to Two Harbors’ proposed transaction with CCM and how Two Harbors’ Board and management have not been working in the best interests of their stockholders, and have instituted provisions designed to benefit themselves at the expense of Two Harbors stockholders:

Dear Two Harbors Stockholders:
We are writing directly to you because we believe that you deserve to receive unfiltered information about our current and prior offers and we do not believe that the Board of Directors (the “Board”) of Two Harbors Investment Corp. (“TWO” or “Two Harbors”) is telling you the full story.
On April 20, 2026 (the “April 20 Proposal”) we delivered the Board an offer that materially increased the consideration payable to TWO stockholders, offering a full cash or stock election supported by a committed unsecured $1.2 billion bridge facility from Mizuho Bank, Ltd. Rather than engaging with us on this clearly superior proposal, the Board significantly increased deal protections while only requiring CrossCountry Mortgage (“CrossCountry”) to match the cash election component of our offer. This is the definition of entrenchment. They did not negotiate on your behalf with us. Instead, they just had CrossCountry raise the bare minimum to match what is essentially the floor value of our prior offer and then made it harder for UWMC to offer you more value by agreeing to a higher termination fee with CrossCountry. As a result, we are disclosing the terms of our new, revised offer (the “April 30 Proposal”) directly to the TWO stockholders to ensure that you are fully informed. We want you to know your options.
We have today delivered to the Board a new, revised proposal that:
•Increases the Cash Election From $11.30 To $12.00 Per Share While Preserving The Ability To Elect Stock — a $0.70 per share premium over the $11.30 figure announced by the Board on April 28 — while preserving the same 2.3328 stock exchange ratio for those TWO stockholders who wish to elect stock consideration. Accordingly, Two Harbors stockholders who wish to receive value certain at $12.00 per share will do so, while those who elect to receive stock consideration preserve the potential for upside. This election may be made by TWO shareholders until shortly prior to closing. There is always additional value in having optionality.

•Is supported by a committed, unsecured $1.3 billion bridge facility from Mizuho Bank, Ltd., increased to reflect the higher cash offer, with no ratings trigger, no borrowing-base test, and no market contingency.
We believe that this offer is a Superior Offer and we strongly urge TWO stockholders to reach out to your Board and tell it to negotiate with UWMC to finalize a Merger Agreement with us and bring you this higher value alternative.
Our April 20 Proposal Offered Increased Value to TWO Stockholders
On April 28, 2026, the Board announced an amendment to its merger agreement with CrossCountry raising the per-share cash consideration to $11.30 and continued to recommend that you vote in favor of the CrossCountry transaction at the special meeting scheduled for May 19, 2026. This increase in price was in direct response to our April 20th Proposal. The Board’s announcement told you that it had reviewed our proposal, but it did not tell you what our April 20 Proposal actually said. We are writing to you directly so that you have the unfiltered facts.
Our April 20 Proposal offered each Two Harbors stockholder, on a share-by-share basis, with no cap, no proration, and no forced allocation, the complete choice to receive as consideration either (1) $11.30 in cash (a $0.50 premium to the $10.80 per share that CrossCountry was then offering) or 2.3328 shares of UWMC Class A common stock, the same fixed exchange ratio your Board determined superior in December 2025 when it signed an all-stock merger agreement with us at that ratio.
Our April 30 Proposal Increases the Value Offered to TWO Stockholders
Increased Cash Consideration - We have today delivered to the Board a revised proposal that increases the cash election from $11.30 to $12.00 per share, offering each Two Harbors stockholder, on a share-by-share basis, with no cap, no proration, and no forced allocation, the unfettered choice to receive as consideration either of the following:
•$12.00 in cash — a $0.70 premium, or more than 6% higher than the $11.30 per share that CrossCountry is offering; or
•2.3328 shares of UWMC Class A common stock — the same fixed exchange ratio your Board determined superior in December 2025 when it signed an all-stock merger agreement with us at that ratio which could possibly deliver an even greater premium for stockholders.
Increased Committed Financing. Mizuho has agreed to increase its committed unsecured bridge facility from $1.2 billion to $1.3 billion, sufficient to fund 100% of the cash election at the revised price. The terms remain unsecured and free of any financing condition.
Opportunity to Participate in Combined Company If You Want - Your Board accepted, in December 2025, an all-stock transaction at the same 2.3328 exchange ratio we are offering today — implying total per-share consideration of approximately $11.94 at the then-prevailing UWMC stock price. Since that time, UWMC stock has been impacted by short selling, arbitrage activity, global events and, in our view, the actions of your own Board. The intrinsic value of UWMC, however, has not changed; if anything, it has improved. Our 2026 results have tracked the projections we shared with your Board and your financial advisor in connection with the December agreement, and our most recent quarter, the results of which will be made public next week, was better than our expectations.
Form 8-K filing for full transparency. We will be filing a Form 8-K disclosing the precise terms of our offer and our prior offer. Stockholders should not have to rely on the Board’s characterization of our proposal — the document itself will be public.

Why We Believe Our Offer Is Superior
TWO stockholders will judge for themselves, but the comparison, in our view, is straightforward:

	UWMC April 30 Proposal	CCM April 28 Amendment
Cash election	$12.00 per share	$11.30 per share
Stock election	2.3328 UWMC Class A shares	None
Committed financing	$1.3B committed financing from Mizuho — no contingency	MSR-backed borrowing-base facility (per scant public information), with availability at closing subject to collateral value conditions and advance rate volatility
December 2025 reference value	Same exchange ratio your Board accepted (~$11.94 implied based on UWMC’s closing price of approximately $5.12 per share on the day prior to signing)	N/A
Houlihan Lokey implied UWMC value (Dec 2025 fairness opinion)	$14.61–$19.22 per Two Harbors share at the Exchange Ratio	N/A
Closing timeline	~2–3 months from signing	Targeted Q3 2026

What the Board Did Not Tell You
In its public communications, the Board characterized our April 20 Proposal in ways that, in our view, do not fairly describe its terms and we think that it is important that you are aware of these issues in order to make informed decisions.
•Our Financing Is Certain Despite Suggestions to the Contrary. Our April 20 Proposal had, and our April 30 Proposal has no financing conditions. To the contrary, both of our offers are supported by a committed, unsecured bridge facility from Mizuho Bank, Ltd. which is sufficient to pay all of the cash consideration, even if 100% of the TWO stockholders elected cash. This committed financing has no ratings trigger, no borrowing-base test, and no market contingency.
•The Board Failed to Disclose That Our Offer Includes A Stock Election. Stockholders who preferred to participate in the upside of the combined company can elect to receive UWMC stock at the same fixed exchange ratio your Board itself determined superior in December 2025. CrossCountry’s all-cash transaction provides no equivalent and is therefore, by definition, less valuable to stockholders.
•The Board Has Not Disclosed What Underpins CrossCountry’s Financing.
•Based on publicly available information, the financing supporting the CrossCountry transaction appears to rely on an MSR-backed borrowing-base facility — a structure whose availability at closing is subject to collateral-value tests and advance-rate volatility. We believe this is materially less stable than our committed unsecured commitment from Mizuho.
•In response to a direct question during Two Harbors earnings call on April 29 from the Research Division of JonesTrading Institutional Services, LLC, about the financing package supporting CrossCountry’s $11.30 cash offer, your CEO responded with the following: “Yes. Thanks for the question, and I appreciate it. As you might expect, everything that is disclosable has been disclosed in the merger agreement, which is filed publicly. So I would refer you to that document to answer some of your questions.” To the contrary, the Merger

Agreement does not include any substantive details concerning CrossCountry’s financing, nor are CrossCountry’s financial statements publicly available.
•The Amended CrossCountry Merger Agreement Includes a Termination Fee That Materially Hinders Your Ability To Maximize Value. To make it even harder for UWMC to offer you more value, the Board amended its agreement with CrossCountry to increase the deal protections, including nearly doubling the termination fee — from $25.4 million to $50 million — and adding additional closing conditions which seek to delay the closing – all while a superior proposal was pending. Neither the higher termination fee nor the delays in closing benefit you. Their sole purpose is to make it more expensive for UWMC to compete on your behalf. We do not believe these provisions are appropriate exercises of the Board’s fiduciary duties and urge TWO stockholders to remind the Board that their fiduciary duties are owed to them and not to management.
We believe the Company’s and Board’s actions throughout this process constitute willful breach of contract, breach of fiduciary duty and other tortious conduct. Company Management and the Board appear to be acting in their own self-interest, to the detriment of the TWO stockholders, and in violation of UWMC's rights. We are actively considering litigation options.
What We Are Asking
We respectfully ask you to:
•Read our Form 8-K when filed, so that you can evaluate the actual terms of our proposal rather than the Board’s characterization of it.
•Tell the TWO Board that you expect them to engage in good faith with the April 30 Proposal as a Company Superior Proposal under Section 6.3 of the CrossCountry Merger Agreement.
•Consider carefully how you intend to vote at the May 19 special meeting in light of the superior alternatives now available.
We thank you for your attention. We remain prepared to execute promptly and to deliver this transaction on the timeline our prior work permits.

Sincerely,

UWM HOLDINGS CORPORATION

Adam Wolfe
Secretary of the Board

***

On May 2, 2026, representatives of Willkie delivered a letter (the “Demand Letter”) to representatives of Greenberg Traurig demanding that UWMC confirm it has not used or disclosed any of TWO’s confidential material in the disclosure UWMC’s April 30 Proposal. The Demand Letter specifically refers to TWO’s Non-Objecting Beneficial Owner (“NOBO”) list, which contains information that would facilitate open and transparent communications with TWO’s stockholders. UWMC believes that this is a blatant attempt by the TWO Board and management team to continue their efforts to selectively disclose information regarding a transaction with their preferred partner and prevent TWO stockholders from being fully informed about a clearly superior alternate offer.

On May 3, 2026, the TWO Board rejected the fully-financed April 30 Proposal and reaffirmed its support for the inferior $11.30 per share transaction with CCM, citing a variety of illogical arguments, including the market standard “satisfactory due diligence” closing condition of the Mizuho financing. We believe that this statement is a complete pretense as the provision is completely customary in acquisition financing, nonetheless to address the TWO Board’s pretext claim, Mizuho has agreed to remove the closing condition.

PROPOSAL 2

COMPENSATION PROPOSAL
You are being asked by TWO to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to TWO’s named executive officers in connection with the CCM Merger Agreement and the transactions contemplated thereby. For the reasons discussed in the above section titled “Reasons to Vote Against the CCM Merger Proposal”, we OPPOSE the Proposed CCM Merger. To that end, we are soliciting your proxy to vote “AGAINST” the Compensation Proposal so that there can be no doubt that TWO’s stockholders oppose the Proposed CCM Merger.

We recommend that you vote “AGAINST” the Compensation Proposal. For additional information, see the above section titled “Reasons to Vote Against the CCM Merger Proposal”.

Vote Required

According to TWO’s proxy statement, approval of the Compensation Proposal will require the affirmative vote of a majority of the votes cast on the matter by TWO common stockholders, provided a quorum is present. Abstentions and other shares not voted will not have an effect on the Compensation Proposal, provided that a quorum is otherwise present. If you do not return your broker’s, bank’s or other nominee’s voting form, do not provide voting instructions via the internet or telephone through your broker, bank or other nominee, if applicable, or do not attend the special meeting and vote virtually with a “legal proxy” from your broker, bank or other nominee, your shares will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, and your failure to vote will have no effect on the Compensation Proposal.

We urge stockholders to vote “AGAINST” the Compensation Proposal to make sure that their voices are heard and let TWO know that stockholders stand in clear opposition to the Proposed CCM Merger.

WE URGE YOU TO VOTE “AGAINST” THE COMPENSATION PROPOSAL

PROPOSAL 3

ADJOURNMENT PROPOSAL
You are being asked by TWO to approve a proposal to approve any adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or otherwise in connection with, the approval of the CCM Merger Proposal. For the reasons discussed in the above section titled “Reasons to Vote Against the CCM Merger Proposal”, we OPPOSE the Proposed CCM Merger. To that end, we are soliciting your proxy to vote “AGAINST” the Adjournment Proposal so that there can be no doubt that TWO’s stockholders oppose the Proposed CCM Merger.

We recommend that you vote “AGAINST” the Adjournment Proposal. For additional information, see the above section titled “Reasons to Vote Against the CCM Merger Proposal”.

Vote Required

According to TWO’s proxy statement, approval of the Adjournment Proposal will require the affirmative vote of a majority of the votes cast on the matter by TWO common stockholders, provided a quorum is present. Abstentions and other shares not voted will not have an effect on the Adjournment Proposal, provided that a quorum is otherwise present. If you do not return your broker’s, bank’s or other nominee’s voting form, do not provide voting instructions via the internet or telephone through your broker, bank or other nominee, if applicable, or do not attend the special meeting and vote virtually with a “legal proxy” from your broker, bank or other nominee, your shares will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, and your failure to vote will have no effect on the Adjournment Proposal.

We urge stockholders to vote “AGAINST” the Adjournment Proposal to make sure that their voices are heard and let TWO know that stockholders stand in clear opposition to the Proposed CCM Merger.

WE URGE YOU TO VOTE “AGAINST” THE ADJOURNMENT PROPOSAL

INFORMATION REGARDING UWMC AND MERGER SUB
UWM Holdings Corporation.

UWM Holdings Corporation.
585 South Boulevard E.
Pontiac, Michigan 48341
(800) 981-8898

UWMC is a Delaware corporation that was incorporated on June 21, 2021 and commenced operations as a publicly traded company on January 22, 2021, upon completion of a merger with Gores Holdings IV, Inc.

Integral components of UWMC’s strategy are (i) continuing its leadership position in the growing wholesale channel by investing in technology, including AI, and partnership tools designed to meet the needs of Independent Mortgage Brokers and their customers, (ii) capitalizing on UWMC’s strategic advantages which include a singular focus on the wholesale channel, that allows UWMC to quickly adapt to market conditions and opportunities, and ample capital and liquidity, (iii) employing UWMC’s six pillars to drive a unique culture that UWMC believes results in a durable competitive advantage, (iv) originating high quality loans, the vast majority of which are backed directly or indirectly by the federal government, and (v) to minimize market risks and to maximize opportunities in different macroeconomic environments.

UWMC focuses primarily on originating conventional, agency-eligible loans that can be sold to Fannie Mae, Freddie Mac or transferred to Ginnie Mae pools for sale in the secondary market. UWMC’s conventional agency-conforming loans meet the general underwriting guidelines established by Fannie Mae and Freddie Mac. Loans that are written under the FHA program, the VA program or the USDA program are guaranteed by the governmental agencies and then transferred to Ginnie Mae pools for sale in the secondary market.

Shares of UWMC Class A Common Stock are listed on the NYSE, trading under the symbol “UWMC”.

UWMC’s principal executive offices are located at 585 South Boulevard E, Pontiac, Michigan 48341, and its telephone number is (800) 981-8898.

UWM Acquisitions 1 LLC

UWM Acquisitions 1, LLC
c/o UWM Holdings Corporation.
585 South Boulevard E
Pontiac, Michigan 48341
(800) 981-8898

Merger Sub is a Delaware limited liability company that was formed on December 12, 2025 solely for the purpose of effecting the acquisition of TWO. Merger Sub has not conducted any activities to date, except for activities incidental to its formation and activities undertaken in connection with the acquisition of TWO.

The names of the directors and executive officers of UWMC and Merger Sub who may be considered to be participants in this proxy solicitation and certain other information are set forth on Annex I hereto.

Other than as set forth herein, none of UWMC, Merger Sub or any of the participants set forth on Annex I hereto, or any associates of the foregoing persons, has any substantial interest, direct or indirect, by security holdings or otherwise, in the Proposed CCM Merger.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE SPECIAL MEETING
Who is entitled to vote?

The Record Date for determining stockholders entitled to notice of and to vote at the special meeting is April 15, 2026. Stockholders of record at the close of business on the Record Date will be entitled to vote at the special meeting. Each stockholder of TWO will be entitled to cast one vote on each matter properly brought before the special meeting for each such share owned at the close of business on the Record Date. Based on publicly available information, we believe that the only outstanding class of securities of TWO entitled to vote at the special meeting is the TWO Common Stock. According to TWO’s proxy statement, the number of shares of TWO Common Stock outstanding as of the Record Date is 105,046,333.

Only holders of record as of the close of business on the Record Date will be entitled to vote at the special meeting. If you were a stockholder of record on the Record Date, then you will retain your voting rights for the special meeting even if you sold your shares after the Record Date. Accordingly, it is important that you vote the shares held by you on the Record Date, or grant a proxy to vote such shares, even if you sold such shares after the Record Date.

How do I vote my shares?

Stockholder of Record: Shares Registered in Your Name

If, as of the Record Date, your shares are registered in your own name, please vote today via the Internet or by telephone by following the directions on the enclosed BLUE Proxy Card or by completing, signing, dating and promptly returning the enclosed BLUE Proxy Card in the postage-paid envelope provided. A completed BLUE Proxy Card returned by mail must be received at the address stated on the BLUE Proxy Card before May 19, 2026. The deadline for voting on the BLUE Proxy Card via the Internet or by telephone is 11:59 p.m. Eastern Time on May 18, 2026. You may also vote by attending the special meeting and voting your shares online by following the instructions available on the meeting website. If you have any questions or require assistance with voting your shares, please contact our proxy solicitor, Okapi, by calling (844) 343-2621 (Toll Free for stockholders) or (212) 297-0720 (Collect for Banks and Brokers), or by email at info@okapipartners.com.

Execution and delivery of a proxy by a record holder of shares will be presumed to be a proxy with respect to all shares held by such record holder unless the proxy specifies otherwise. Shares represented by properly executed BLUE Proxy Cards will be voted in accordance with the directions indicated thereon. If you sign the BLUE Proxy Card but do not make any specific choices, your proxy will vote your shares as follows:

●	“AGAINST” the CCM Merger Proposal;

●	“AGAINST” the Compensation Proposal; and
●	“AGAINST” the Adjournment Proposal.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee

If, as of the Record Date, you are the beneficial owner of shares and you held your shares in “street name” with a broker, bank or other nominee, only that entity can vote your shares and only upon its receipt of your specific instructions. Accordingly, please contact the person responsible for your account at such entity and instruct that person to vote “AGAINST” the Merger Proposals on your behalf. You should also complete, sign, date and promptly return the voting instruction that your broker, bank or other nominee sends you (or, if applicable, vote by following the instructions supplied to you by your broker, bank or other nominee, including voting via the Internet or by telephone). Please do this for each account you maintain to ensure that all of your shares are voted.

How should I vote on each proposal?

We recommend that you vote your shares on the BLUE Proxy Card as follows:

●	“AGAINST” the CCM Merger Proposal;

●	“AGAINST” the Compensation Proposal; and

●	“AGAINST” the Adjournment Proposal.

How many shares must be present to hold the special meeting?

According to TWO’s proxy statement, the presence via the special meeting website or by proxy, of the holders of shares of TWO Common Stock entitled to cast a majority of all the votes entitled to be cast at the special meeting will constitute a quorum at the special meeting. According to TWO’s proxy statement, there were 105,046,333 shares of TWO Common Stock outstanding and entitled to vote as of the Record Date.

Your shares will be counted towards the quorum if you submit a valid proxy or attend the special meeting. Shares that abstain from voting will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists.

If you do not return your broker’s, bank’s or other nominee’s voting form, do not provide voting instructions via the internet or telephone through your broker, bank or other nominee, if applicable, or do not attend the special meeting and vote virtually with a “legal proxy” from your broker, bank or other nominee, your shares will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting. However, your shares will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum if you instruct your broker, bank or other nominee on how to vote your shares with respect to one or more of the Merger Proposals.

What are “broker non-votes,” and what effect do they have on the proposals?

A “broker non-vote” results when a broker, bank or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have discretionary authority to vote on a matter. Brokers are not permitted to vote shares without instructions on proposals that are not considered “routine.” Applicable regional and national exchange rules determine whether proposals are “routine” or “non-routine.” If a proposal is “routine,” a broker holding shares for an owner in “street name” may vote on the proposal without voting instructions.

According to TWO’s proxy statement, all of the matters to be considered at the special meeting are “non-routine,” and brokers will not have discretionary authority to vote on any of the Merger Proposals. As a result, if you do not submit any voting instructions to your broker, bank or other nominee with respect to such accounts, your shares in such accounts will not be counted for purposes of determining whether a quorum exists. If a quorum is present, “broker non-votes” will have the same effect as a vote “AGAINST” the CCM Merger Proposal and will have no effect on the outcome of the Compensation Proposal or the Adjournment Proposal. Therefore, if you are a beneficial owner, we encourage you to instruct your broker, bank or other nominee how to vote your shares using the voting instruction form provided by your broker, bank or other nominee so that your vote can be counted.

What should I do if I receive a proxy card from TWO?

You may receive proxy solicitation materials from TWO, including a merger proxy statement and proxy card. We are not responsible for the accuracy of any information contained in any proxy solicitation materials used by TWO or any other statements that it may otherwise make.

We strongly recommend that you discard any proxy card or solicitation materials that may be sent to you by TWO. If you have already voted “FOR” the Proposed CCM Merger using TWO’s proxy card, or over the telephone with TWO’s proxy solicitor, you have every right to change your vote by (i) completing, signing, dating and returning a later dated BLUE Proxy Card, (ii) voting via the Internet or by telephone by following the instructions on the enclosed BLUE Proxy Card or (iii) attending the special meeting and voting your shares online. Only the latest-dated validly executed proxy that you submit will be counted; any proxy may be revoked at any time prior to its exercise at the special meeting by following the instructions below under “Can I change my vote or revoke my proxy?” Returning a later dated proxy card from TWO will also serve to revoke a prior vote. If you have any questions or require assistance with voting your shares, please contact our proxy solicitor, Okapi, by calling (844) 343-2621 (Toll Free for stockholders) or (212) 297-0720 (Collect for Banks and Brokers), or by email at info@okapipartners.com.

Can I change my vote or revoke my proxy?

If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the special meeting. Proxies may be revoked by any of the following actions:

•Returning a later-dated proxy either by (i) voting via the Internet or by telephone prior to 11:59 p.m., Eastern Time, on May 18, 2026, by following the instructions on the enclosed BLUE Proxy Card or (ii) completing, signing, dating and returning the enclosed BLUE Proxy Card in the postage-paid envelope provided (the latest dated proxy is the only one that counts);

•Filing with the Secretary of TWO, before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy card, at Corporate Secretary, Two Harbors Investment Corp., 1601 Utica Avenue South, Suite 900, St. Louis Park, MN 55416 (although a revocation is effective if delivered to TWO, we request that either the original or copy of any revocation be mailed to UWMC, c/o Okapi Partners, 1212 Avenue of the Americas, 17th Floor, New York, NY 10036; or

•Virtually attending and voting at the special meeting (but attendance at the special meeting will not by itself constitute revocation of a prior delivered proxy).

IF YOU HAVE ALREADY VOTED USING TWO’S PROXY CARD, WE URGE YOU TO REVOKE IT BY VOTING “AGAINST” THE MERGER PROPOSALS ON THE BLUE PROXY CARD

If any of your shares are held in the name of a broker, bank or other nominee on the Record Date, you should follow the instructions provided by your broker, bank or other nominee. There is no physical location for the special meeting. If you virtually attend the special meeting and you beneficially own shares but are not the record owner, your mere attendance at the special meeting WILL NOT be sufficient to vote your shares. You must provide written authority from the record owner to vote your shares held in its name at the special meeting in the form of a “legal proxy” issued in your name from the broker, bank or other nominee that holds your shares.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Okapi, by calling (844) 343-2621 (Toll Free for stockholders) or (212) 297-0720 (Collect for Banks and Brokers), or by email at info@okapipartners.com.

Who is making this proxy solicitation, and who is paying for it?

The solicitation of proxies pursuant to this proxy solicitation is being made by UWMC and the other Participants named on Annex I. Proxies may be solicited by mail, facsimile, telephone, Internet, in person and by advertisements.

UWMC will bear the entire cost of this solicitation. UWMC does not intend to seek reimbursement from TWO of any expenses it incurs in connection with its solicitation of proxies for the Merger Proposals at the special meeting.

UWMC will solicit proxies from individuals, brokers, banks and other nominees. Brokerage houses, banks, and other custodians and fiduciaries will be requested to forward all solicitation materials to the customers for whom they hold shares, and UWMC will reimburse them for their reasonable out-of-pocket expenses. Solicitations may be made by certain of the respective directors, officers and employees of UWMC listed in Annex I, none of whom will receive additional compensation for such solicitation. Other than the persons described in this Proxy Statement, no general class of employee of UWMC will be employed to solicit stockholders in connection with the special meeting. However, in the course of their regular duties, our directors, officers and employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

In connection with the engagement of Okapi by UWMC as a proxy solicitor, UWMC anticipates that certain employees of Okapi may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of TWO for the purpose of assisting in the solicitation of proxies for the special meeting. It is anticipated that Okapi will employ approximately persons to solicit stockholders in connection with the special meeting. UWMC expects to pay Okapi up to $ for its services in connection with the solicitation of proxies for the special meeting.

What is householding of proxy materials?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. As permitted by the Exchange Act, only one copy of this Proxy Statement is being delivered to stockholders residing at the same address, unless stockholders have notified TWO of their desire to receive multiple copies of the proxy statement. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or, if you are a stockholder of record of TWO, notify TWO’s investor relations department at 1601 Utica Avenue South, Suite 900, St. Louis Park, MN 55416, Attention: Investor Relations, Tel. 612-453-4100. TWO stockholders who share a single address, but receive multiple copies of TWO’s proxy statement, may request that in the future they receive a single copy by notifying TWO at the telephone and address set forth in the preceding sentence. In addition, UWMC will promptly deliver, upon written or oral request made to the address or telephone number above, a separate copy of the Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

Where can I find additional information concerning TWO and the Proposed CCM Merger?

Pursuant to Rule 14a-5(c) promulgated under the Exchange Act we have omitted from this Proxy Statement certain disclosure required by applicable law to be included in TWO’s proxy statement in connection with the special meeting. Such disclosure includes:

•a summary of the Proposed CCM Merger;

•a brief description of the general nature of the business conducted;

•the terms of the CCM Merger Agreement and the Proposed CCM Merger and related transactions;

•any reports, opinions and/or appraisals received by TWO in connection with the Proposed CCM Merger;

•past contacts, transactions and negotiations by and among the parties to the Proposed CCM Merger and their respective affiliates and advisors;

•federal and state regulatory requirements that must be complied with and approvals that must be obtained in connection with the Proposed CCM Merger;

•security ownership of certain beneficial owners and management of TWO, including 5% owners;

•the establishment of a quorum;

•the compensation paid and payable to TWO’s directors and executive officers;

•whether a change in control of TWO has occurred since the beginning of its last fiscal year;

•certain financial information of TWO and CCM required under Schedule 14A of the Exchange Act, as applicable; and

•the requirements for the submission of stockholder proposals to be considered for inclusion to TWO’s proxy statement for the 2026 annual meeting of stockholders.

We take no responsibility for the accuracy or completeness of information contained in TWO’s proxy statement. The information about TWO contained in this Proxy Statement and the Annex and Schedule attached hereto have been taken from, or is based upon, publicly available information.

This Proxy Statement and all other solicitation materials in connection with this proxy solicitation will be available on the Internet, free of charge, on the SEC’s website at https://www.sec.gov.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement includes forward-looking statements. These forward-looking statements are generally identified using words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict” and similar words indicating that these reflect our views with respect to future events. Forward-looking statements in this Proxy Statement include statements regarding our expectations, plans, intentions and beliefs related to (i) the timing of the completion of any proposed transaction; (ii) the ability of the parties to complete any proposed transaction; (iii) the benefits of a proposed transaction between UWMC and TWO; (iv) UWMC’s projections; and (iv) the value of UWMC’s Class A common stock. These statements are based on management’s current expectations, but are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to materially differ from those stated or implied in the forward-looking statements, including: (i) that the parties will not agree to pursue a business combination transaction or that the terms of any such transaction will be materially different from those described herein; (ii) the ability of the parties to satisfy the conditions to any proposed transaction, including obtaining stockholder approval and regulatory approval, on a timely basis or at all; (iii) the ability to obtain synergies and benefits of any proposed transaction; (iv) UWMC’s ability to successfully implement strategic decisions and product launches; (iv) UWMC’s dependence on macroeconomic and U.S. residential real estate market conditions, including changes in U.S. monetary policies, more specifically caused by the Presidential Administration that affect interest rates and inflation; (vi) UWMC’s reliance on its warehouse and MSR facilities and the risk of a decrease in the value of the collateral underlying certain of its facilities causing an unanticipated margin call; (vii) UWMC’s ability to sell loans in the secondary market; (viii) UWMC’s dependence on the government-sponsored entities such as Fannie Mae and Freddie Mac; (ix) changes in the GSEs, FHA, USDA and VA guidelines or GSE and Ginnie Mae guarantees; (x) our ability to consummate the merger with Two Harbors and achieve the anticipated benefits; (xi) our ability to comply with all rules and regulations in connection with the launch of our internal servicing and the new risks that may be presented as a result of the transition; (xii) UWMC’s dependence on Independent Mortgage Advisors to originate mortgage loans; (xiii) the risk that an increase in the value of the MBS UWMC sells in forward markets to hedge its pipeline may result in an unanticipated margin call; (xiv) UWMC’s inability to continue to grow, or to effectively manage the growth of its loan origination volume; (xv) UWMC’s ability to continue to attract and retain its broker relationships; (xvi) UWMC’s ability to implement technological innovation, such as AI in our operations; (xvii) the occurrence of a data breach or other failure of UWMC’s cybersecurity or information security systems; (xviii)

reliance on third-party software and services; the occurrence of data breaches or other cybersecurity failures at our third-party sub-servicers or other third-party vendors; (xix) UWMC’s ability to continue to comply with the complex state and federal laws, regulations or practices applicable to mortgage loan origination and servicing in general; and (xx) other risks and uncertainties indicated from time to time in our filings with the SEC including those under “Risk Factors” therein. We wish to caution readers that certain important factors may have affected and could in the future affect our results and could cause actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of us. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

CONCLUSION
We urge you to carefully consider the information contained in this Proxy Statement and then support our efforts by signing, dating and returning the enclosed BLUE Proxy Card today to vote “AGAINST” the Merger Proposals. Thank you for your support.

UWM Holdings Corporation
May , 2026

I.
ANNEX I

INFORMATION CONCERNING DIRECTORS AND OFFICERS OF UWMC AND MERGER SUB WHO MAY BE PARTICIPANTS.
Directors and Officers of UWMC Who May Be Participants
The following tables set forth the name and present principal occupation or employment each of the directors and executive officers of UWMC who may be a participant in the solicitation. Unless otherwise indicated, the current business address of each individual in this Annex I is c/o UWM Holdings Corporation, 585 South Boulevard E, Pontiac, Michigan, 48341. Unless otherwise indicated, each such person is a citizen of the United States, and each occupation set forth opposite an individual’s name refers to employment with UWMC.
BOARD OF DIRECTORS

Name
Jeffrey A. Ishbia	Robert Verdun
Mat Ishbia	Stacey Coopes
Justin Ishbia	Alex Elezaj
Isiah Thomas	Melinda Wilner
Kelly Czubak	Laura Lawson

EXECUTIVE OFFICERS

Name	Present Principal Occupation or Employment
Mat Ishbia	Chairman, CEO and President
Melinda Wilner	EVP, Chief Operating Officer
Laura Lawson	EVP, Chief People Officer
Alex Elezaj	EVP, Chief Strategy Officer
Rami Hasani	EVP, Chief Financial Officer
Adam Wolfe	EVP, Chief Legal and Administrative Officer

Directors and Officers of Merger Sub Who May Be Participants

The following tables set forth the name and present principal occupation or employment of each director and executive officer of Merger Sub who may be a participant in the solicitation. Unless otherwise indicated, the current business address of each individual in this Annex I is c/o UWM Holdings Corporation, 585 South Boulevard E., Pontiac, Michigan, 48341. Unless otherwise indicated, each such person is a citizen of the United States, and each occupation set forth opposite an individual’s name refers to employment with UWMC.

BOARD OF DIRECTORS
    Merger Sub is a manager-managed LLC, with UWM Holdings LLC as the sole manager; accordingly, there are no directors of Merger Sub.
I

EXECUTIVE OFFICERS

Name	Present Principal Occupation or Employment
Mat Ishbia	Chairman, CEO and President
Rami Hasani	EVP, Chief Financial Officer
Adam Wolfe	EVP, Chief Legal and Administrative Officer

II

PRELIMINARY BLUE PROXY CARD

UWM HOLDINGS CORPORATION	VOTE BY TELEPHONE
585 S. Boulevard E Pontiac, MI 48341	Please have your BLUE Proxy Card available when you call the toll-free number (877) 219-9655 using a touch-tone telephone and follow the simple directions that will be presented to you.
VOTE BY INTERNET
Please have your BLUE Proxy Card available when you access the website www.okapivote.com/TWO2026S and follow the simple directions that will be presented to you.
VOTE BY MAIL
Please complete, sign and date your BLUE Proxy Card and promptly return it in the postage-paid envelope provided or return it to: 1212 Avenue of the Americas, 17th Floor, New York, NY 10036

IMPORTANT: PLEASE COMPLETE, SIGN, DATE AND MAIL THIS BLUE PROXY CARD TODAY!

Control Number —>

If submitting your BLUE Proxy Card by mail, please complete, sign and date the card below and fold and detach card at perforation before mailing.
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BLUE PROXY CARD

UWMC STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THE MERGER PROPOSAL WITH RESPECT TO PROPOSAL 1.

1.Company Proposal: A proposal to approve the merger of Two Harbors Investment Corp. (“TWO”) with CrossCountry Intermediate Holdco, a Delaware limited liability company (“CCM), and CrossCountry Merger Corp., a Maryland corporation and whole owned subsidiary of CCM (“Merger Sub”), and other transactions contemplated by the Agreement and Plan of Merger, dated as of March 27, 2026, by and among TWO, Merger Sub and CCM (as may be amended from time to time) (the “CCM Merger Proposal”).

☐ FOR	☐ AGAINST	☐ ABSTAIN

UWMC STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THE COMPENSATION PROPOSAL WITH RESPECT TO PROPOSAL 2.

2.Company Proposal: A proposal to approve, on a non-binding basis, the compensation that may be paid or become payable to Two Harbors’ named executive that is based on or otherwise relates to the CCM merger (the “Non-Binding Compensation Advisory Proposal”).
III

☐ FOR	☐ AGAINST	☐ ABSTAIN

UWMC STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THE ADJOURNMENT PROPOSAL WITH RESPECT TO PROPOSAL 3.

3.Company Proposal: A proposal to approve any adjournment of the Two Harbors special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or otherwise in connection with, the approval of the CCM Merger Proposal (the “Adjournment Proposal”).

☐ FOR	☐ AGAINST	☐ ABSTAIN

DATED: ______________________________

_____________________________________
(Signature)

_____________________________________ (Signature, if held jointly)

_____________________________________ (Title)

PLEASE SIGN EXACTLY AS NAME(S) APPEAR(S) HEREON. WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR OR OTHER FIDUCIARY, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION OR PARTNERSHIP, PLEASE SIGN IN FULL CORPORATE OR PARTNERSHIP NAME, BY AUTHORIZED OFFICER

IV

TO SUBMIT YOUR BLUE PROXY CARD BY MAIL, DETACH ALONG THE PERFORATION, COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE BOTTOM PORTION PROMPTLY USING THE ENCLOSED ENVELOPE

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BLUE PROXY CARD
TWO HARBORS INVESTMENT CORP.

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF UWM HOLDINGS CORPORATION AND THE OTHER PARTICIPANTS NAMED IN THIS PROXY SOLICITATION (COLLECTIVELY, “UWMC”)

THE BOARD OF DIRECTORS OF TWO HARBORS INVESTMENT CORP. IS NOT SOLICITING THIS PROXY

PROXY

The undersigned appoints [ ] and [ ], and each of them acting individually or in the absence of others, as proxies with full power of substitution and re-substitution, to vote all shares of common stock, par value of $0.01 per share (the “Common Stock”) of Two Harbors Investment Corp., a Maryland corporation (the “Company”), which the undersigned would be entitled to vote if present at the special meeting of stockholders of the Company (including any adjournments, postponements, reschedulings or continuations thereof, the “Special Meeting”), scheduled to be held virtually via live webcast on May 19, 2026, beginning at 10:00 a.m. Eastern Time at www.virtualshareholdermeetinq.com/TWO2026SM.

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of Common Stock held by the undersigned, and hereby ratifies and confirms all action of the herein named proxies or their substitutes may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named proxies or their substitutes with respect to any other matters as may properly come before the Special Meeting that are unknown to UWMC a reasonable time before this solicitation to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE HEREOF. IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “AGAINST” PROPOSAL 1 (THE CCM MERGER AGREEMENT PROPOSAL), “AGAINST” PROPOSAL 2 (THE NON-BINDING COMPENSATION ADVISORY PROPOSAL), AND “AGAINST” PROPOSAL 3 (THE ADJOURNMENT PROPOSAL).

This Proxy will be valid until the completion of the Special Meeting. This Proxy will only be valid in connection with UWMC’s solicitation of proxies for the Special Meeting.

IMPORTANT: PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THIS BLUE PROXY CARD USING THE ENCLOSED POSTAGE-PAID ENVELOPE!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE
V